EXHIBIT 12(B)

ALLETE

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS AND SUPPLEMENTAL RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS


FOR THE YEAR ENDED DECEMBER 31                      2000     1999     1998     1997     1996
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Millions Except Ratios
Income from Continuing Operations Per
  Consolidated Statement of Income                 $148.6   $ 68.0   $ 88.5   $ 77.6   $ 69.2

Add (Deduct)
  Current Income Tax Expense                         91.1     70.5     52.9     44.7     31.4
  Deferred Income Tax Expense (Benefit)              (4.8)   (11.3)     2.7      3.2     (9.8)
  Deferred Investment Tax Credits                    (1.8)    (1.5)    (1.6)    (1.3)    (2.0)
  Undistributed Income From Less Than 50%
    Owned Equity Investments                           -      (0.6)   (14.1)   (13.9)   (11.0)
  Minority Interest                                    -       1.8      2.0      2.3      3.3
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                                                    233.1    126.9    130.4    112.6     81.1
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Fixed Charges
  Interest on Long-Term Debt                         54.5     48.4     48.5     50.4     52.4
  Capitalized Interest                                0.9      0.7      1.0      1.5      1.5
  Other Interest Charges - Net                       15.9     12.0     17.1     14.3     10.2
  Interest Component of All Rentals                   8.5      4.8      5.7      3.7      2.5
  Distributions on Redeemable Preferred
    Securities of Subsidiary                          6.0      6.0      6.0      6.0      4.7
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      Total Fixed Charges                            85.8     71.9     78.3     75.9     71.3
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Earnings Before Income Taxes and
  Fixed Charges (Excluding Capitalized Interest)   $318.0   $198.1   $207.7   $187.0   $150.9
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Preferred Dividend Requirements                    $  0.9   $  2.0   $  2.0   $  2.0   $  2.4

Ratio of Income from Continuing Operations Before
  Income Taxes to Income from Continuing Operations  1.57     1.85     1.61     1.60     1.28
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Preferred Dividend Factor                          $  1.4   $  3.7   $  3.2   $  3.2   $  3.1

Total Fixed Charges                                  85.8     71.9     78.3     75.9     71.3
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Total Fixed Charges and Preferred Dividends        $ 87.2   $ 75.6   $ 81.5   $ 79.1   $ 74.4
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Ratio of Earnings to Fixed Charges and
  Preferred Dividends                                3.65     2.62     2.55     2.36     2.03
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Earnings Before Income Taxes and
  Fixed Charges (Excluding Capitalized Interest)   $318.0   $198.1   $207.7   $187.0   $150.9

Supplemental Charges                                 14.8     15.4     14.5     12.0     14.4
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Earnings Before Income Taxes and Fixed and
  Supplemental Charges (Excluding Capitalized
  Interest)                                        $332.8   $213.5   $222.2   $199.0   $165.3
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Total Fixed Charges and Preferred Dividends        $ 87.2   $ 75.6   $ 81.5   $ 79.1   $ 74.4

Supplemental Charges                                 14.8     15.4     14.5     12.0     14.4
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Total Fixed Charges, Preferred Dividends and
  Supplemental Charges                             $102.0   $ 91.0   $ 96.0   $ 91.1   $ 88.8
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Supplemental Ratio of Earnings to
  Fixed Charges and Preferred Dividends (a)          3.26     2.35     2.31     2.18     1.86
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(a)  The supplemental ratio of earnings to fixed charges includes Minnesota
     Power's obligation under a contract with Square Butte Electric Cooperative
     (Square Butte) which extends through 2026, under which Minnesota Power is entitled to approximately 71% of the output of a 455-megawatt coal-fired generating unit (Unit). Minnesota Power is obligated to pay its pro rata share of Square Butte's costs based on Unit output entitlement. Minnesota
     Power's payment obligation is suspended if Square Butte fails to deliver any power, whether produced or purchased, for a period of one year. Square
     Butte's fixed costs consist primarily of debt service. Variable operating costs include the price of coal purchased from BNI Coal, Ltd. under a long-term contract. (See Note 14 to ALLETE's 2000 consolidated financial statements in ALLETE's Annual Report on Form 10-K for the year ended
     December 31, 2000.)